UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    April 15, 2005

            BIO-LOGIC SYSTEMS CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-12240	36-3025678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bio-logic Plaza, Mundelein, IL	60060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (847) 949-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2005 (the “Effective Date”), Bio-Logic Systems Corp. (the “Company”) entered into a Real Estate Purchase Agreement (the “Agreement”) with Avis Investments, Inc. (the “Purchaser”) for the sale by the Company to the Purchaser of an approximately 14 acre parcel (the “Property”) in the Village of Mundelein, Illinois (the “Village”), which Property is vacant, unimproved land adjoining the headquarters of the Company.

The purchase price for the Property is $2,828,500 (the “Purchase Price”). In the event that the Purchaser obtains a signed ordinance from the Village granting preliminary plat and engineering approval for the subdivision of the Property, then the Purchase Price will increase per attached single-family residence approved over 90 attached single-family residences.

If, for any reason whatsoever in the Purchaser’s sole discretion, the Purchaser is not satisfied with the condition of the Property, then the Purchaser will have the right to terminate the Agreement by written notice given to the Company on or before July 15, 2005.

If the Purchaser does not exercise the termination option described above, the sale of the Property will take place no later than the earlier to occur of the following: (a) 60 days after Purchaser receives a signed ordinance from the Village granting final plat and engineering approval, or (b) 540 days after the Effective Date; provided that if the Purchaser waives all contingencies under the Agreement, the sale will occur on such earlier date determined by the Purchaser, but not less than 30 days from the date of receipt by the Company of written notice of such waiver by the Purchaser.

The foregoing description of the agreement is qualified by reference to the agreement which is attached hereto as Exhibit 10.1.

Item 9.01 Exhibits

Exhibit Number	Description of Exhibits

10.1	Real Estate Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 23, 2005

BIO-LOGIC SYSTEMS CORP.

By:	/s/ Michael J. Hanley
Michael J. Hanley
Corporate Controller